EXHIBIT 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickTownsend.com
March 29, 2011

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to James River Coal Company, a Virginia corporation (the “Company”), in connection with the issuance of 7,467,500 shares of Common Stock of the Company, par value $0.01 per share (the “Shares”), pursuant to an Underwriting Agreement, dated as of March 23, 2011 (the “Underwriting Agreement”), between the Company and the underwriters named therein.  The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-168628), which became effective on September 23, 2010 and was subsequently amended on several occasions and supplemented by a Registration Statement on Form S-3 (Registration No. 333-172998) relating to the Shares that was filed with the Securities and Exchange Commission on March 22, 2011 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as so amended and supplemented, the “Registration Statement”) and the related prospectus dated September 23, 2010 and prospectus supplement dated March 23, 2011 (collectively, the “Prospectus”).

We have examined the Registration Statement, the Prospectus, documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion.  In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K in connection with the Underwriting Agreement, which is incorporated by reference into the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely, KILPATRICK TOWNSEND & STOCKTON LLP /s/ David A. Stockton David A. Stockton, a Partner